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                                                                      EXHIBIT 21

Subsidiaries of Bingham

Bloomfield Acceptance Company, L.L.C., a Michigan limited liability company Bloomfield Servicing Company, L.L.C., a Michigan limited liability company Hartger & Willard Mortgage Associates, Inc., a Michigan corporation Systems/Software Solutions, Inc., a Michigan corporation (also d/b/a e-cognita.com, inc.)
Dynex Financial, Inc., a Virginia corporation (also d/b/a Dynex Services) Dynex Financial of Alabama, Inc., a Virginia corporation
Dynex Insurance Agency, Inc., a Virginia corporation